Exhibit (e) (2)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is by and among Quasar Distributors, LLC (the “Distributor”), Hennessy Advisors, Inc. (the “Advisor”), and Hennessy Funds Trust (the “Trust”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital, in a transaction (the “Transaction”) that is expected to close on or about September 30, 2021 (the “Closing Date”).

Effective as of the Closing Date, the Distributor, the Advisor, and the Trust, on behalf of each series thereof, hereby enter into this Agreement on terms identical to those of the Distribution Agreement among the parties dated as of March 31, 2020, which are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Closing Date of the Transaction.

QUASAR DISTRIBUTORS, LLC By: /s/ Mark Fairbanks Mark Fairbanks Vice President	HENNESSY FUNDS TRUST By: /s/ Daniel B. Steadman Daniel B. Steadman Executive Vice President
HENNESSY ADVISORS, INC. By: /s/ Daniel B. Steadman Daniel B. Steadman Executive Vice President